Exhibit 99.1

CONTACT:     S. Leslie Jewett

                                                                                                                     (949) 255-0500

                                                                                                                     ljewett@calfirstbancorp.com

CFNB REPORTS 21% INCREASE IN SECOND QUARTER EARNINGS TO $2.2 MILLION

NET INVESTMENT IN LEASE AND LOANS UP 13% FROM YEAR EARLIER

IRVINE, CALIFORNIA, January 21, 2014 -- California First National Bancorp (NASDAQ: CFNB; “CalFirst Bancorp”) today announced net earnings of $2.2 million for the second quarter ended December 31, 2013, an increase of 21% from net earnings of $1.8 million for the second quarter of fiscal 2013.  For the six months ended December 31, 2013, net earnings were up 20% to $4.0 million from $3.3 million for the first six months of fiscal 2013.  Diluted earnings per share in the second quarter of fiscal 2014 of $0.21 were up 21% from $0.17 from the second quarter of fiscal 2013, while diluted earnings per share of $0.38 for the first six months of fiscal 2014 were up 20% from $0.32 per share for the same period of fiscal 2013.

The increase in net earnings during the second quarter and first six months of fiscal 2014 compared to fiscal 2013 is due to gains realized on the sale of leases during the second quarter.

Total direct finance, loan and interest income for the second quarter of fiscal 2014 decreased 7% to $4.9 million from $5.3 million during the second quarter of the prior year.  A $216,200, or 6%, increase in direct finance income was offset by a $310,000 decline in loan income and $279,100 decline in investment income. The increase in direct finance income reflected a 21% increase in the average investment in leases that offset a 60 basis point decline in average yield to 4.47%.  The decline in commercial loan income reflected a 9% decline in average balances to $80.9 million and a 104 basis point decline in average yield. The average yield on all leases and loans held in the Company’s portfolio decreased 69 basis points to 4.37%. The average yield on cash and investments of 1.48% was down 85 basis points from the second quarter of fiscal 2013 as investment balances declined 34% to $41.3 million. Interest expense paid on deposits during the second quarter of fiscal 2014 increased by $161,200, or 27%, reflecting a 26% increase in average balances to $339.8 million while the average rate paid increased from .89% to .90%. The Company did not make a provision for credit losses during the second quarter of fiscal 2014 or 2013. Additional reserves were not required in 2014, despite the growth in the portfolio, due to reserves established in prior periods that are available to support the current risks. All of the above factors led to a $534,100, or 11.5%, decrease in net direct finance and interest income after provision for credit losses to $4.1 million.

Total non-interest income of $2.2 million for the second quarter of fiscal 2014 was up 76% from $1.3 million for the same period of the prior year. The increase included a $1.3 million gain realized on the sale of leases, offset slightly by lower gains from the sale of leased property. The sale of leases in the period largely related to reducing our exposure with certain customers in order to provide capacity to handle new commitments.

Total direct finance, loan and interest income for the first six months of fiscal 2014 decreased 7% to $9.9 million due to a $585,700 decrease in commercial loan income and $541,000 decrease in investment income, offset by a $372,600 increase in direct finance income. During the first six months of fiscal 2014, the average investment in leases increased 26% to $332.7 million while the average yield earned decreased by 91 basis points to 4.51%. Average commercial loan balances of $77.0 million declined 13%, while the average yield fell 81 basis points to 4.09%. For the first six months of fiscal 2014, the average yield on all leases and loans held in the Company’s portfolio decreased 86 basis points to 4.43% compared to 5.29% for the first six months of the prior year. Maturing investments brought average investment balances down 33% to $43.1 million and decreased average yields by 57 basis points to 3.51%, contributing to a 34% increase in average cash balances and reduction in overall yields on cash and investments of 89 basis points to 1.41% for the six months ended December 31, 2013. For the six months ended December 31, 2013, interest expense on deposits increased by $382,600 or 33% to $1.6 million, largely due to a 31% increase in average deposit balances to $342.1 million, while the average rate paid increased by 1 basis point to .91%.  During the first six months of fiscal 2014, the Company did not record a provision for credit losses, compared to a provision of $275,000 recorded during the first six months of fiscal 2013. A provision for credit losses has not been required in 2014 despite growth in the portfolio due to reserves previously provided for in prior periods that are available to support the risk. All of these factors led to an $861,600, or 9.4%, decline in net direct finance and interest income after provision for credit losses to $8.3 million.

Total non-interest income of $3.6 million for the first six months of fiscal 2014 was up 62% from $2.2 million during the comparable period of fiscal 2013.  The increase included a $1.3 million gain realized on the sale of leases referenced above, as well as a $206,100 increase in gain from the sale of leased property.

During the second quarter of fiscal 2014, CalFirst Bancorp’s non-interest expense of $2.8 million was 5% lower than the prior year, while non-interest expense of $5.4 million for the first six months of fiscal 2014 was down 8% from $5.9 million for the first six months of fiscal 2013.  The decrease in expenses during both periods is due primarily to lower compensation expense related to a smaller sales force as well as lower occupancy expenses, offset in part by one-time expenses related to the Company’s move to a new office in August 2013.

Commenting on the results, Mr. Patrick E. Paddon, President and Chief Executive Officer, indicated, “Second quarter results continue to show the impact of lower yields on interest earning assets, but also the benefit of efforts to grow our lease and loan portfolio while avoiding credit problems. For the second quarter of fiscal 2014, lease and loan bookings of $89.0 million were up 29% from the second quarter of the prior year. Bookings included a 71% increase in direct leases to $58.9 million, $3.6 million of lease purchases, and $26.5 million of new commercial loans. For the six months ended December 31, 2013, direct lease bookings were up 3%, but total bookings of $129.6 million were unchanged from the first six months of the prior year due to lower lease purchases. As a result, the net investment in leases and loans of $419.5 million at December 31, 2013 is up 13% from December 31, 2012, 4% from September 30, 2013 and 1% from June 30, 2013.

“Fiscal 2014 second quarter direct lease originations were 11% below the second quarter of fiscal 2013, while total lease and loan originations were 36% lower than the peak level achieved during the second quarter of fiscal 2013.  For the first six months of fiscal 2014, direct lease originations are up 34% while total lease and loan originations are unchanged from the first six months of fiscal 2013. The estimated backlog of approved lease and loan commitments of $120 million at December 31, 2013 is 13% below the level at December 31, 2012, but 9% above the level at June 30, 2013 and up 16% from September 30, 2013.  Transactions in process at December 31, 2013 of $28.5 million are more than double the level at June 30, 2013 and 56% above the level of a year ago.”

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits from a centralized location by posting rates on the Internet, and provides lease financing and commercial loans to businesses and organizations nationwide.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties.  The statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include expectations regarding growth in direct finance income and lease and loan bookings.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements.  Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company’s actual results could differ materially from the results forecast in the forward-looking statements.  All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2013 Annual Report on Form 10-K and the 2014 quarterly reports on Form 10-Q.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings

(000's except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Direct finance and loan income	$ 4,489	$ 4,583	$ 9,075	$ 9,288
Investment and interest income	388	667	814	1,355
Total direct finance, loan and interest income	4,877	5,250	9,889	10,643

Interest expense on deposits and borrowings	764	603	1,556	1,173

Net direct finance, loan and interest income	4,113	4,647	8,333	9,470
Provision for credit losses	-	-	-	275
Net direct finance, loan and interest income,
after provision for credit losses	4,113	4,647	8,333	9,195

Non-interest income
Operating and sales-type lease income	386	450	885	993
Gain on sale of leases and leased property	1,678	662	2,460	976
Gains (losses) recorded on investment securities	-	14	-	14
Other fee income - net	126	122	257	243
Total non-interest income	2,190	1,248	3,602	2,226

Non-interest expenses
Compensation and employee benefits	1,954	2,090	3,701	4,330
Occupancy	161	237	366	471
Professional services	145	165	301	320
Other general and administrative	498	398	1,049	785
Total non-interest expenses	2,758	2,890	5,417	5,906

Earnings before income taxes	3,545	3,005	6,518	5,515

Income taxes	1,361	1,195	2,503	2,168

Net earnings	$ 2,184	$ 1,810	$ 4,015	$ 3,347

Basic earnings per share	$ 0.21	$ 0.17	$ 0.38	$ 0.32
Diluted earnings per share	$ 0.21	$ 0.17	$ 0.38	$ 0.32

Weighted average common shares outstanding	10,448	10,447	10,448	10,445
Diluted number of common shares outstanding	10,451	10,455	10,451	10,453

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets

(000’s)

	December 31,	June 30,
	2013	2013
ASSETS
Cash and short term investments	$ 50,098	$ 75,469
Investment securities	38,766	48,162
Net receivables	3,920	1,395
Property for transactions in process	28,514	11,927
Net investment in leases	325,096	342,589
Commercial loans	94,401	73,980
Income tax receivable	324	3,301
Other assets	1,206	1,312
Discounted lease rentals assigned to lenders	10,404	768
	$ 552,729	$ 558,903
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 2,543	$ 8,849
Income taxes payable, including deferred taxes	16,268	18,575
Deposits	338,229	346,028
Other liabilities	4,670	3,804
Non-recourse debt	10,404	768
Total liabilities	372,114	378,024
Stockholders' Equity	180,615	180,880
	$ 552,729	$ 558,903